                        RESTATED PATENT LICENSE AGREEMENT

            This AGREEMENT, effective and dated from the 24th day of June, 1992, by and between ENAMELON INC. (hereinafter referred to as "LICENSEE") and the AMERICAN DENTAL ASSOCIATION HEALTH FOUNDATION, a not-for-profit corporation under the laws of the State of Illinois, whose address for the purposes of this AGREEMENT is 211 East Chicago Avenue, Chicago, Illinois 60611 (hereinafter referred to as "LICENSOR"), is a restatement and partial modification of the Patent License Agreement executed by the parties effective and dated as of June 24, 1992.

                                  WITNESSETH:

            WHEREAS, LICENSOR is the sole owner of the entire right, title and interest of United States Patent No. 5,037,639, entitled Methods and Compositions for Mineralizing Calcified Tissues, granted August 6, 1991; United States Patent No. 5,268,167, entitled Methods and Compositions for Mineralizing and Fluoridating Calcified Tissues, granted December 7, 1993, (hereinafter "PATENTS"); and a pending application Serial No. 07/936,068 entitled Methods and Compositions for Mineralizing and Fluoridating Calcified Tissues, filed August 26, 1992, (hereinafter "1992 APPLICATION") (the PATENTS and 1992 APPLICATION, collectively, the "U.S. PATENT FILINGS") and warrants that it has the right to grant a license thereunder free of any license, shop right or assignment to others except those rights under the U.S. PATENT FILINGS that have been or will be granted to the United States government by licenses in the form of the licenses attached hereto as Exhibit A (hereinafter GOVERNMENT LICENSES);

            WHEREAS, the subject matter covered by the claims of the above-entitled U.S. PATENT FILINGS including any continuations, divisions, reexaminations, extensions or reissues which may be filed by LICENSOR and thereby become an integral part of this AGREEMENT, is referred to hereinbelow as the "INVENTIONS";

            WHEREAS, "MATERIAL" is defined as dentifrices (namely, toothpastes, tooth cleansing gels or tooth cleansing powders), chewing gums, confections and foods embodying:

            (a) the materials claimed as such in said PATENTS, 1992 APPLICATION, any patent issuing on the APPLICATION, or any continuations, divisions, reexaminations, extensions or reissues of either;

            (b) the materials not claimed as such but constituting components in claimed compositions or articles of manufacture, when such components are used as claimed or sold with inducement to use as claimed, or with knowledge that they have no substantial noninfringing use;

            (c) the materials not claimed as such but recited as components to be used in the practice of a claimed method, when such components are used as claimed or sold with inducement to use as claimed or with knowledge that they have no substantial noninfringing use, or

            (d) any container, package, dispensing equipment (except for reusable dispensing equipment), storage trays, display trays or instructional literature for any of the materials listed above;

            WHEREAS, units of sale or kits containing MATERIAL as an essential element thereof, whether or not they contain other items as well, are referred to hereinbelow as "UNITS";

            WHEREAS, LICENSEE desires to acquire a license to make, have made, use, induce use of and/or contribute to use of the INVENTIONS in the field of dentifrices, confections, foods and chewing gums and LICENSOR is willing to grant the same under the conditions set forth hereinafter;

            WHEREAS, LICENSOR desires to make the INVENTIONS available to the public in one or more products of acceptable quality;

            NOW, THEREFORE, in consideration of the promises and the mutual covenants of this AGREEMENT, the parties hereto agree as follows:

                               ARTICLE I -- GRANT

            1. LICENSOR hereby grants and agrees to grant to LICENSEE, for a limited period, an exclusive license throughout the United States and the territories thereof, to make, have made, sell, use, induce use of and/or contribute to use of the INVENTIONS for use in dentifrices, confections, foods and chewing gums only, subject to those rights granted under the GOVERNMENT LICENSES, and subject to those rights retained by LICENSOR in the following paragraphs and the unrestricted right of LICENSOR to grant other licenses for other types of products ("EXCLUSIVE LICENSE"). The initial period of the exclusive license shall extend to a date three (3) years after the LICENSEE determines and notifies LICENSOR that the following two conditions have both been met:

            (a) The MATERIAL has been physically or chemically stabilized to enable it to be stored and marketed in a manner similar to other dentifrices, confections, foods or chewing gums, respectively; and

            (b) Some MATERIAL or UNIT has received the first FDA approval necessary for marketing to professionals or to the general public.

LICENSEE shall permit LICENSOR to have access to the information necessary to make this determination. The exclusive period of the license may or may not be renewed according to the terms set forth hereinafter. If it is not renewed, upon termination of the period of exclusivity, the license shall become non-exclusive during the remaining term of this Agreement. This license shall not be assigned, transferred or sublicensed by LICENSEE except with the prior written consent of LICENSOR. Such permission shall not be unreasonably withheld by LICENSOR.

            2. LICENSEE agrees to use its best efforts to obtain approval of the Food and Drug Administration of MATERIAL or UNITS embodying one or more of the INVENTIONS if such approval is required for sale of MATERIAL or UNITS, including any required filing of an application for such approval, made in good faith and in a timely manner. Any such application for Food and Drug Administration approval of any UNITS or MATERIAL, if required, shall be the LICENSEE'S sole responsibility and shall be made at the LICENSEE'S expense. Notwithstanding the foregoing, LICENSOR shall cooperate with LICENSEE in connection with any such applications and approvals by providing pre-existing documents, records and data reasonably required in connection therewith. LICENSEE also agrees to use its best efforts to commercialize UNITS and MATERIALS promptly.

            3. If LICENSEE does market UNITS in fulfillment of the above paragraph, LICENSEE may, at its option, extend the period of exclusivity by four year increments from the date on which exclusivity would otherwise expire, as to any of the product categories of dentifrices, confections, foods and chewing gums or all product categories, but only if the following conditions have been met as to the relevant product category or categories:

            (a) LICENSEE must have sold MATERIAL and/or UNITS generating more than $17,000 in royalties in the final year of the preceding exclusivity period; and

            (b) LICENSEE must have made all royalty payments and reports on time as provided in Article II of this AGREEMENT, maintained and permitted inspection of sales records as provided in Article III hereof, and met all other obligations specified in this AGREEMENT.

Notwithstanding LICENSEE'S failure to meet one or more of these conditions, LICENSOR may, at its sole option, extend the period of exclusivity if it so chooses.

            4. LICENSOR retains at all times the right to make and use the INVENTIONS for research and testing purposes, including laboratory research and clinical trials, but does not retain the right to commercially sell or use the invention during the period of exclusivity of this license.

            5. LICENSOR will promptly notify LICENSEE of the grant of a non-exclusive license under any U.S. PATENT FILING (as defined above) to another party. If the terms of said license to said other party are more favorable than those of the present AGREEMENT, those terms will be substituted in their entirety, at LICENSEE'S option, for analogous terms of the present AGREEMENT, provided comparable consideration has been or is provided for the new terms.

            6. LICENSOR and LICENSEE agree that the license hereunder extends automatically to use and/or resale of MATERIAL and UNITS by any customer of LICENSEE, provided LICENSEE shall have paid a royalty in accordance with ARTICLE II, and to the use of the INVENTIONS by any customer of LICENSEE provided LICENSEE shall have paid royalty in accordance with ARTICLE II.

                             ARTICLE II -- ROYALTY

            1. With respect to any aspect of the INVENTIONS, LICENSEE agrees to pay LICENSOR at a rate of seven percent (7%) on the basis specified hereinafter. In no event shall the total royalty rate on any product sold by LICENSEE pursuant to this AGREEMENT exceed seven percent (7%), regardless of whether the product is covered by one or more of the claims of the licensed PATENTS and APPLICATION.

            2. The royalty due from LICENSEE to LICENSOR shall be calculated as the applicable percentage of the net sales corresponding to UNITS made, sold, used, or otherwise disposed of by LICENSEE. Only one royalty payment shall be made for UNITS regardless of the number of claims readable thereon. Only one royalty payment shall be made for UNITS sold under provisions of this AGREEMENT and under the provision of any other license agreement between LICENSOR and LICENSEE relating to the INVENTIONS.

            3. No royalties shall be due or owing on UNITS sold to the United States government.

            4. "Net sales" shall mean the dollar value actually received or invoiced by LICENSEE in connection with sales of UNITS sold under the provisions of this AGREEMENT, excluding all amounts of freight, insurance, returns, refunds, trade and cash discounts and sales, excise, value-added and other taxes, tariffs and duties (other than income taxes of LICENSEE). In the case of UNITS that are packaged and sold together with items other than MATERIAL, "net sales" shall be based on an apportionment between the net sales value of the MATERIAL alone and the net sales value of UNITS. Notwithstanding the preceding sentence, in no event shall the basis for royalty payments be less than fifty percent (50%) of the net sales of any items packaged and sold together which contain any material.

            5. The dollar sales used in computing "net sales" shall be determined by regular commercial practices in pricing of products of the same class to a bona fide customer and shall include everything which is normally covered in the prices of such goods. The term "customers" shall not include divisions, subsidiaries, or related companies of LICENSEE or sales companies owned or controlled by the LICENSEE. The term "related company" shall mean a United States or foreign corporation more than fifty percent (50%) of the voting stock of which is now or hereafter owned by the LICENSEE or vice versa, provided that any entity which would be a related company by reason of the foregoing shall be considered a related company for the purposes of this Agreement only for so long as more than fifty percent (50%) of the voting stock thereof is owned by the LICENSEE, or vice versa.

            6. With respect to UNITS or MATERIAL used internally rather than sold by LICENSEE, the "net sales" shall be determined by multiplying the number of UNITS used internally by the LICENSEE, by the average net sales price per UNIT sold by LICENSEE during the accounting period last so sold, or in the event that discrete UNITS cannot be readily identified, by multiplying the number of pounds of MATERIAL used internally by the LICENSEE by the average net sales price per pound of the same MATERIAL sold by LICENSEE during the accounting period last so sold. In the event there shall have been no such previous sales, "net sales" shall be the fair market value of the UNITS OR MATERIAL so used. With respect to Units or MATERIALS that are given away by LICENSEE as promotional samples, no royalties shall be due for such UNITS or MATERIAL.

            7. LICENSEE agrees that a minimum royalty of $3,000 shall be due for 1992, regardless of sales or UNITS of MATERIAL. For the year 1993, royalty payment shall be not less than a minimum of $5,000. For all subsequent years of this AGREEMENT, including renewal periods, the royalty shall be not less than $7,000 per year.

            8. A nonrefundable down payment of $5,000.00, not creditable against other royalty obligations, and, in particular, not creditable against the first annual minimum royalty payment due, shall be due from LICENSEE to LICENSOR within 10 days of execution hereof.

                              ARTICLE III - RECORDS

            1. LICENSEE agrees that it will keep records showing the production, use and sales of all MATERIAL and/or UNITS coming within the scope of this AGREEMENT in sufficient detail to enable the royalties payable hereunder to LICENSOR to be determined, and in particular shall obtain and keep records of the information necessary to determine net sales. LICENSEE agrees to permit a reputable Certified Public Accountant, designated by LICENSOR and at LICENSOR's expense, to inspect said records as often as may reasonably be required, upon notice and during normal business hours.

            2. LICENSEE agrees that on or before the last day of January, April, July, and October of each year during the term of this AGREEMENT, it will furnish LICENSOR with a written statement specifying the amount of net sales of UNITS and/or MATERIAL sold or used by LICENSEE during the preceding quarter. Such statements shall be accompanied by the payment of royalty shown thereby to be due LICENSOR. The minimum annual royalty for the preceding calendar year (where applicable) shall be paid annually with the January quarterly report and payment.

                            ARTICLE IV - TERMINATION

            1. Unless terminated as herein provided, this AGREEMENT shall extend for the term of the last to expire of any patent licensed hereunder in the United States.

            2. In the event of failure of LICENSEE to make any payment to LICENSOR when due hereunder, or of LICENSEE to comply with any other obligation imposed on it by this AGREEMENT, LICENSOR may at its election at any time thereafter terminate this AGREEMENT by not less than thirty (30) days written notice specifying such failure, unless LICENSEE, within thirty (30) days from the date of service of such notice, shall have rectified all breaches specified in such notice.

            3. LICENSEE may at its election at any time by no less than ninety
(90) days written notice surrender and terminate all rights and licenses acquired hereunder by it under said INVENTIONS, provided that such surrender and termination shall not relieve LICENSEE of its obligations to pay any royalty accrued hereunder prior to such termination date. At termination, annual minimum royalty required under Article II, Paragraph 7, shall be applied on a pro-rata basis.

            4. No royalty shall be due with respect to any patent after its expiration.

            5. Termination of this AGREEMENT for any cause shall not relieve LICENSEE from any obligation hereunder including obligation to make its terminal report, or relieve it from its liability for payment of any royalties prior to the date of such termination; such terminations shall not prejudice the right of LICENSOR to recover any royalties or any other sums due or accrued at the time of or as a result of such termination; nor shall it prejudice any cause of action or claim of either party accrued or to accrue on account of any legal wrong, breach, or default of the other party, not shall it prejudice the right of LICENSOR to conduct a final audit of the records of LICENSEE in accordance with the provisions hereof.

                            ARTICLE V - INFRINGEMENTS

            1. The LICENSOR and LICENSEE shall promptly notify the other in writing of any conduct by any third party, other than another licensee of the LICENSOR, with respect to the INVENTIONS or MATERIAL or UNITS which the LICENSEE or LICENSOR, respectively, is aware may constitute infringement of the PATENTS or which would constitute infringement of the 1992 APPLICATION were a patent to issue on said APPLICATION. LICENSOR may take legal action against such infringement if LICENSOR, in its sole discretion, deems legal actions necessary. If LICENSOR deems legal action to be necessary, LICENSEE shall assist LICENSOR in said legal action and shall bear its own expense in this regard, and LICENSOR shall take reasonable steps to keep LICENSEE advised of the progress of the lawsuit. If LICENSOR does not exercise its option to bring legal action against alleged infringers, LICENSEE may bring legal action at its own expense and without any set-off against royalties paid previously or later due.

            2. If any claim of any patent falling within the definition of the INVENTIONS is held invalid by the decision of a court of competent jurisdiction from which no appeal is or can be taken, the LICENSEE shall thereafter be relieved of the obligation to pay royalties with respect to any embodiment of the INVENTIONS which is covered only by such claim or claims as may be so held invalid.

            3. It is hereby understood and agreed that if, by reason of practice of the INVENTIONS with respect to which the LICENSEE is required to pay royalties to the LICENSOR in accordance with the provisions of this AGREEMENT, LICENSEE shall be charged with infringement of any United States patent owned or controlled by a third party, the LICENSEE will consult with the LICENSOR with regard to resolving such charge of infringement by redesign of the MATERIAL or UNITS otherwise. If upon such consultation, it is agreed that no commercially viable redesign can be made to avoid the charge of infringement, the LICENSEE shall have the option of terminating this AGREEMENT, the termination being effective as of that date.


                               ARTICLE VI - NOTICE

            LICENSEE shall apply the appropriate patent notice to all patented MATERIAL and UNITS sold by it in accordance with the provisions of Title 35,
Section 287, of the United States Patent Statutes.

                          ARTICLE VII - APPLICABLE LAW

            The construction and performance of this AGREEMENT shall be governed by the laws of the State of Illinois, United States of America.

                     ARTICLE VIII - SUBSEQUENT DEVELOPMENTS

            1. It is anticipated that LICENSOR and LICENSEE, jointly and severally, may pursue development work that relates to remineralization of dental tissue, via dentifrices, confections, foods or chewing gums, or to the commercialization or regulatory approval of MATERIAL or UNITS embodying one or more of the INVENTIONS or that otherwise relates to the MATERIAL or INVENTIONS. Any improvements made subsequent to the date of this AGREEMENT, by either party or both parties jointly, which require the use of or are used with MATERIAL, shall be defined as "FIELD DEVELOPMENTS." FIELD DEVELOPMENTS, as well as any inventions or improvements made jointly by the parties that do not relate to such remineralization or to commercialization of INVENTIONS or MATERIAL (such jointly unrelated improvements and inventions, "JOINT NON-FIELD DEVELOPMENTS") whether or not patentable, shall be and remain the sole property of LICENSOR, even though such developmental work may make use of samples or requested data provided by or through LICENSEE. LICENSEE shall sign such applications, assignments and other instruments and maintain such level of confidentiality as the LICENSOR may reasonably request in order to achieve such industrial or intellectual property status as the LICENSOR shall deem appropriate and to perfect the assignment of the right so granted by the LICENSEE to the LICENSOR. If LICENSOR declines or fails to file a patent application in connection with any patentable FIELD or JOINT NON- FIELD DEVELOPMENT referred to herein, the LICENSEE may prepare, file and prosecute such an application in the name of LICENSOR, and LICENSOR shall cooperate with LICENSEE and sign such applications and other instruments as may be necessary in connection therewith, unless LICENSOR declines any ownership rights in the invention and any ensuing patents.

            2. Any FIELD DEVELOPMENTS which are made by LICENSOR alone and which are patentable shall be licensed to LICENSEE under the terms of this Agreement.

            3. Any FIELD DEVELOPMENTS which are patentable and made by LICENSEE alone or LICENSEE and LICENSOR jointly, or any FIELD DEVELOPMENTS in the form of unpatentable know-how made by either or both parties, and any JOINT NON-FIELD DEVELOPMENTS shall be licensed by LICENSOR to LICENSEE under a free and perpetual license to make, have made, sell, use, induce use of and/or contribute to the use of these FIELD DEVELOPMENTS and JOINT NON-FIELD DEVELOPMENTS, subject to those rights granted under the GOVERNMENT LICENSES, and subject to the right of LICENSOR to make and use these for research and testing purposes, including laboratory research and clinical trials, and subject to the unrestricted right of LICENSOR to grant other licenses for other types of products. This free license shall not be assigned, transferred or sublicensed by LICENSEE except with the prior express written consent of LICENSOR. Such permission shall be granted or withheld at the sole option of LICENSOR.

            4. As to only those FIELD DEVELOPMENTS and JOINT NON-FIELD DEVELOPMENTS made at least in part by LICENSEE, LICENSEE shall have a veto power over granting of a license by LICENSOR to any party. As to this same class of

FIELD DEVELOPMENTS and JOINT NON-FIELD DEVELOPMENTS only, in the event LICENSOR issues a license to any third party for the production, use or sale of improvements, LICENSOR shall promptly notify LICENSEE of such license and shall agree to pay LICENSEE one-half of the royalty collected under such license.

            5. In the last 30 days of each calendar year of this AGREEMENT, each of LICENSEE, and LICENSOR if so requested by LICENSEE at the time, shall provide to the other a certification stating that the responsible party has investigated as to whether or not there have been advances, developments, or improvements made during the year with respect to the INVENTIONS or their product, sale, or use, or inducement of or contribution to the production or use, of the INVENTIONS, or otherwise falling within the description of the first paragraph of this article, and if there has been any such advances, development, or improvement, a statement as to whether or not any or all of it may be patentable under the standards of patentability of the Patent Act of 1952, 35 U.S.C.,
Section 1. In the event that such certification shall indicate the presence of such patentable matter for the period in question, the certifying party shall promptly deliver to the other party all information, including all documentation then in the certifying party's possession pertinent to such patentable matter, including information such as will permit the effective transfer of the patentable matter to the LICENSOR.

            6. For the purposes of this Article, joint or sole development shall be determined in the same manner as inventorship under 35 U.S.C. Section 116.

                           ARTICLE IX - MISCELLANEOUS

            1. To protect the rights of privacy and/or publicity of LICENSOR's inventors, assignors, employees, officers and directors; to protect the trademark and tradename rights of LICENSOR and its affiliates; to prevent confusion regarding sponsorship of any given product or technique of LICENSEE; and to preclude imposition of any warranty, guarantee or other liability or potential liability upon LICENSOR, its employees, assignors, affiliates, officers, and directors; LICENSEE agrees that aside from (1) the patent notice provided for by 35 U.S.C. Section 287, (2) any rights which may be conferred by certification of a product by an affiliate of LICENSOR, or (3) an express prior written consent of LICENSOR, LICENSEE will not use the name of any employee, assignor, officer or director or the business name or identification of LICENSOR or its affiliates, or use any certification mark of LICENSOR or its affiliates, in advertising or promotional materials, educational materials, publications, fliers, brochures and other public descriptions relating to UNIT(S) and/or MATERIAL(S).

            2. LICENSOR does not require status as an undisclosed principal in this AGREEMENT, and may be identified by LICENSEE, on a private, individual basis to potential investors in LICENSEE prior to commercialization of UNITS or MATERIALS.

            3. LICENSEE may, at its option, seek to pursue patenting in Canada of one or more aspect of the INVENTIONS. If LICENSEE chooses to proceed in this manner, it will bear all costs of patent procurement, including but not limited to attorneys' fees and government fees, without set-off against royalty payments due to LICENSOR. LICENSOR, as owner of the inventions, will agree to consult with LICENSEE regarding the manner of patent prosecution, but retains the authority to make all final decisions controlling such patent prosecution. If prosecution of a Canadian patent application or applications is initiated, such application and any patents issuing thereon will be licensed to LICENSEE under terms which parallel this AGREEMENT to the extent to which they are permissible under the Canadian law. If any terms of this AGREEMENT are improper under controlling Canadian law, LICENSOR and LICENSEE will consult with each other in good faith and attempt to modify the Canadian AGREEMENT so that it is satisfactory to both parties and acceptable to the Canadian authorities. LICENSOR also agrees to offer to LICENSEE the option of obtaining licensed patent rights in other foreign countries under terms yet to be determined, before such rights are offered to other parties.

            4. No waiver by either LICENSEE or LICENSOR, expressed or implied, of any breach of any term, condition, or obligation of this AGREEMENT by the other shall be construed as a waiver of any subsequent breach of that term, condition, or obligation, or any other term, condition or obligation of the AGREEMENT of the same or different nature.

            5. If it should be determined that one or more portions of this AGREEMENT is or are invalid, such invalidation shall not operate to relieve the parties hereto of their rights and obligations with respect to each other under the remaining portions of this AGREEMENT.

            6. This AGREEMENT shall inure to the benefit of and will be binding upon all legal representatives of LICENSOR and upon the legal representatives of LICENSEE. This AGREEMENT shall not be assignable without the prior written permission of LICENSOR, except that LICENSEE may assign the license to any other company in which LICENSEE or Dr. Steven R. Fox owns more than 50% of the voting stock. Written permission of LICENSOR for other assignments will not be unreasonably withheld.

            7. This AGREEMENT may not be modified by either party, in whole or in part, except by an additional agreement in writing signed by LICENSOR and LICENSEE and referring to this AGREEMENT.

            8. This Restated Patent License Agreement restates, amends and entirely supersedes the Patent License Agreement dated as of June 24, 1992, between LICENSOR and LICENSEE, which prior Patent License Agreement is hereby terminated.


                               ARTICLE X - SERVICE

            Any notice, payment or statement required to be served herein shall be sent by Registered or Certified Mail and addressed as follows or to such other addresses as either party designates from time to time by written notice to the other:

LICENSEE:                           Enamelon Inc.

                                    15 Kimball Avenue
                                    Yonkers, New York 10704
                                    Attention:  Dr. Steven Fox
                                    with a copy to:

                                    Snow Becker Krauss P.C.

                                    605 Third Avenue

                                    New York, New York 10158

                          Attention: Jack Becker, Esq.

LICENSOR:                           American Dental Association
                                                Health Foundation
                                    211 East Chicago Avenue
                                    Chicago, Illinois 60611

                                    with a copy to:

                                    Allegretti & Witcoff, Ltd.
                                    Ten South Wacker Drive
                                    Chicago, Illinois 60606
                                    Attention:  Jon O. Nelson, Esq.
                                                Jamie S. Smith, Esq.

                 IN WITNESS WHEREOF, the parties have respectively caused this instrument to be executed by an official thereunto duly authorized and their respective signatures to be hereunto affixed as of the day and year indicated.

                                    AMERICAN DENTAL ASSOCIATION
                                      HEALTH FOUNDATION

                                    By:_____________________________________

                                    Date:___________________________________

                                    Title:__________________________________



                                    ENAMELON INC.

                                    By:_____________________________________

                                    Date:___________________________________

                                    Title:__________________________________